UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2016

THESTREET, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-25779 (Commission File Number)	06-1515824 (IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR

NEW YORK, NEW YORK 10005

 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 321-5000

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 14, 2016, TheStreet, Inc. (the “Company”) received a notification from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company is not in compliance with NASDAQ Listing Rule 5450(a)(1) (the “Rule”) because the minimum bid price of the Company’s common stock on the NASDAQ Global Market has closed below $1.00 per share for 30 consecutive business days. The NASDAQ letter has no immediate effect on the NASDAQ listing or trading of the Company’s common stock.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until June 12, 2017 to regain compliance with the requirements under the Rule. If, at any time before that date the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has achieved compliance with the Rule.

In the event the Company does not regain compliance with the Rule by June 12, 2017, NASDAQ will notify the Company that its common stock will be delisted from the NASDAQ Global Market, unless the Company requests a hearing before a NASDAQ Hearings Panel. Alternatively, the Company may apply to transfer its securities to the NASDAQ Capital Market if it satisfies the requirements for initial listing set forth in NASDAQ Listing Rule 5505(a), with the exception of the minimum bid price. If such an application for transfer were approved, the Company would have an additional 180 calendar days to comply with the Rule in order for the Company’s common stock to remain listed on the NASDAQ Capital Market.

This information is being provided solely to comply with NASDAQ Listing Rules requiring public announcement of the Company’s receipt of the letter from NASDAQ.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET, INC.

Date: December 16, 2016	By:	/s/ Eric Lundberg
Name: Eric Lundberg